Exhibit 8.1
Opinion of Dorsey & Whitney LLP
Regarding Tax Matters
(including consent)
January 28, 2009
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077

Re:	Federal Income Tax Consequences of Issuance of 8% Cumulative Redeemable Preferred Stock by CHS in Redemption of Patrons’ Equities
Ladies and Gentlemen:
          We have acted as counsel to CHS Inc., a Minnesota cooperative (“CHS”), in connection with a Registration Statement on Form S-1 (Registration No. 333-156255), and the prospectus constituting a part thereof (the “Prospectus”), as filed by CHS with the Securities and Exchange Commission and as amended from time to time up to and including the effective time of this opinion (the “Registration Statement”), relating to the redemption by CHS of patrons’ equities held by its members (the “Patrons’ Equities”). The redemption will be effected by having CHS issue its 8% Cumulative Redeemable Preferred Stock (the “Preferred Stock”) in exchange for Patrons’ Equities held by its members participating in the redemption (the “Participants”). The redemption and exchange (the “Exchange”) are more specifically described in the Prospectus. Unless otherwise provided herein, capitalized terms used herein have the meanings set forth in the Prospectus.
          For purposes of rendering this opinion, we have examined the Prospectus and such other instruments and documents as we have deemed necessary or appropriate, and we have reviewed such questions of law as may be considered necessary or appropriate.
          In rendering this opinion, we have relied upon, without independent investigation or verification, statements of fact set forth in the Officer’s Tax Certificate of even date herewith delivered to us by CHS. Our opinion is also based upon the assumption that the Exchange will be effected in the manner described in the Prospectus, and that there are no arrangements, understandings, or agreements among any of the parties relative to the Exchange other than those described in the Prospectus.
          Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service contained in revenue rulings, revenue procedures and other administrative pronouncements and judicial decisions, all

CHS Inc.
January 28, 2009

as in effect as of the date hereof and all of which are subject to change, which may be retroactive. Any change in these authorities may affect the opinions set forth herein.
          An opinion of counsel is predicated upon all the facts and conditions set forth in the opinion and is based upon counsel’s analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.
          Based upon the foregoing, we hereby confirm our opinion, expressed under the heading “Material Federal Income Tax Consequences—The Exchange” in the Prospectus, that the exchange of Patrons’ Equities for Preferred Stock should constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code and that the Preferred Stock received by the Participants in the Exchange will not constitute “section 306 stock” within the meaning of Section 306(c) of the Code.
          In addition, based upon the foregoing, we hereby confirm that the discussion set forth under the heading “Material Federal Income Tax Consequences” in the Prospectus constitutes our opinion and describes the material federal income tax consequences as of the date of the Prospectus to a U.S. holder of participation in the Exchange and of the ownership, redemption and disposition of the Preferred Stock.
          Our opinion is limited to the federal income tax matters expressly addressed herein. No opinion is expressed and none should be inferred as to any other matter. Without limiting the generality of the foregoing, we express no opinion, and no opinion should be inferred, regarding whether Section 305(c) of the Code applies in connection with the Exchange, including but not limited to whether any Participant or other holder of any equity interest in CHS, as a result of the Exchange, will be deemed to receive a distribution to which Section 301 of the Code applies by means of Section 305(c) of the Code.
          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dorsey & Whitney LLP

BJS/KAS/ss